EXHIBIT 99.1

In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.
Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):	October 1, 2014 through December 31, 2014

Beginning Cash Balance:	$ 151,236,130

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$ 13,613

Collection of Accounts Receivable:	$ 2,070

Proceeds from Litigation / Settlement:	$ 0

Sale of Debtor’s Assets:	$ 0

Other Cash Receipts /Transfers:	$ 364,069

Total of cash received:	$ 379,751

Total of cash available:	$ 151,615,881

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative
claims of bankruptcy professionals:	$ 13,908

Disbursements made pursuant to the administrative claims of
bankruptcy professionals:	$ 2,757,661

All other disbursements made in the ordinary course:	$ 930,061

Total Disbursements	$ 3,701,630

Ending Cash Balance:	$ 147,914,251

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

1/30/15	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust
December 2014 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

14	Rollforward of Liquidating Trust Interests

15	Next Dollar Analysis -- December 31, 2014

16	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from October 1, 2014 through December 31, 2014, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document were not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under Chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMI Holdings Corp. (“Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and CSC Trust Company of Delaware, as the Delaware resident trustee (as amended, the “Liquidating Trust Agreement”).   On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.   The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust has an initial term of three years from the Effective Date, subject to extension for up to an additional three (3) years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.  On January 5, 2015, the Trust filed a motion for an order authorizing the extension of the three-year term of the Trust for three (3) years (the “Extension Motion”).  On January 23, 2015, the Extension Motion was approved by the Bankruptcy court, extending the Trust’s term to March 19, 2018.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC”, under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for its fiscal year ending December 31, 2014.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains a link to the Trust’s filings with the SEC.

WMI Liquidating Trust
December 2014 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended December 31, 2014

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - September 30, 2014	$39,277,462	$3,340,526	$107,457,349	$1,160,793	$151,236,130

Receipts
Interest /Investment Income Received	4,086	-	9,527	-	13,613
Treasury Bill accretion	-	-	-	-	-
Sale / Monetization of Debtor's assets	-	-	-	-	-
Collection of tax receivable	-	-	-	-	-
Proceeds from Litigation	-	-	-	-	-
Proceeds from run-off notes	646	-	1,424	-	2,070
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	364,069	-	-	-	364,069
Total Receipts	368,800	-	10,951	-	379,751

Transfers
Disallowance of disputed claims	-	-	-	-	-
Allowance of disputed claims	-	-	-	-	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	-	-	-	-	-
Claims disallowed for non-release	-	-	-	-	-
Conditional release from litigation reserve	-	-	-	-	-
Other transfers	-	-	-	-	-
Total transfers	-	-	-	-	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	-	-	-	-	-
Disbursements to newly released / allowed claims	-	-	-	-	-
Other disbursements to allowed claimants (taxes, releases, etc)	13,908	-	-	-	13,908

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	2,167,259	590,402	-	-	2,757,661

Disbursements in ordinary course:
Salaries and benefits	334,264	-	-	-	334,264
Travel and other expenses	12,958	-	-	-	12,958
Occupancy and supplies	163,219	-	-	-	163,219
Other outside services	316,168	-	-	-	316,168
Other disbursements	23,451	-	-	-	23,451
Trust Advisory Board fees and expenses	80,001	-	-	-	80,001
Disbursements in ordinary course	930,061	-	-	-	930,061

Total Disbursements	3,111,228	590,402	-	-	3,701,630

Ending Cash and Cash Equivalants	$36,535,034	$2,750,124	$107,468,300	$1,160,793	$147,914,251

WMI Liquidating Trust
December 2014 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through December 31, 2014

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	13,537	-	19,124	10,158	42,819
Treasury Bill accretion	39,477	-	354,594	-	394,071
Sale / Monetization of Debtor's assets	3,915,259	-	-	-	3,915,259
Collection of tax receivable	44,700,000	-	-	-	44,700,000
Proceeds from Litigation	-	-	-	-	-
Proceeds from run-off notes	53,407,425	-	1,253,967	-	54,661,392
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	2,920,131	-	12,576	904,562	3,837,269
Total Receipts	109,883,113	-	1,640,260	914,720	112,438,095

Transfers
Disallowance of disputed claims	619,177,296	-	(619,177,296)	-	-
Allowance of disputed claims	-	-	(51,961,601)	51,961,601	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(51,187,292)	-	51,187,292	-	-
Claims disallowed for non-release	14,209,673	-	-	(14,209,673)	-
Conditional release from litigation reserve	12,000,000	(12,000,000)	-	-	-
Other transfers	1,527,305	-	-	(1,527,305)	-
Total transfers	595,576,454	(12,000,000)	(619,951,605)	36,375,151	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	692,103,364	-	-	(10,937,075)	681,166,289
Disbursements to newly released / allowed claims	-	-	-	89,284,676	89,284,676
Other disbursements to allowed claimants (taxes, releases, etc)	57,912	-	-	11,520,334	11,578,246

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	56,645,621	5,249,876	-	-	61,895,497

Disbursements in ordinary course:
Salaries and benefits	5,029,462	-	-	-	5,029,462
Travel and other expenses	223,265	-	-	-	223,265
Occupancy and supplies	1,478,227	-	-	-	1,478,227
Other outside services	1,153,435	-	-	-	1,153,435
Other disbursements	469,590	-	-	-	469,590
D&O Insurance	464,625	-	-	-	464,625
Trust Advisory Board fees and expenses	1,542,524	-	-	-	1,542,524
Disbursements in ordinary course	10,361,128	-	-	-	10,361,128

Total Disbursements	809,042,253	5,249,876	-	89,867,935	904,160,064

Ending Cash and Cash Equivalants	$36,535,034	$2,750,124	$107,468,300	$1,160,793	$147,914,251

WMI Liquidating Trust
December 2014 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	12/31/2014	Effective Date
Assets:
Cash and cash equivalents	$36,535,034	$140,117,720
Cash held in reserve for litigation costs	2,750,124	20,000,000
Cash held in reserve for disputed claims	107,468,300	725,779,642
Other restricted cash	1,160,793	53,738,857
Total cash and cash equivalents	147,914,251	939,636,219

Income tax receivable	51,300,000	96,000,000
Runoff notes	211,665	127,851,091
Runoff notes held in reserve for disputed claims	466,281	1,232,742
Investment in subsidiaries	214,494	3,715,263
Directors and officers litigation	27,944,114	-
Prepaid expenses	1,079,551	948,080
Other assets	77,616	2,285,732
Total assets	$229,207,972	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$474,000	$94,112,477
Cash held for allowed claimants	1,160,793	53,471,976
Estimated costs to operate trust (See Notes 2 and 9 for further information)	25,487,070	40,000,000
Accounts payable	402,197	6,123,945
Accrued wages and benefits	592,702	18,261
Other accrued liabilities	1,049,408	133,441
Accrued liabilities - DCR	3,566	-
Total liabilities	29,169,735	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	107,931,015	727,012,384
Net assets available to Liquidating Trust Interests	92,107,222	250,796,644
Total net assets	200,038,237	977,809,028

Total liabilities and net assets	$229,207,972	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
December 2014 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended 12/31/2014	Cumulative to Date

Net assets, beginning:	186,714,296	977,809,028

Income
Interest / Investment income - DCR	13,372	421,318
Interest income - runoff notes	21,384	32,883,212
Earnings / (Losses) from subsidiaries	(1,502)	(68,891)
Recovery of/(Additional) pre-effective expense	-	66,356,720
Other income / (Expense)	225,746	3,282,249
Total income	259,001	102,874,608

Expenses
Payroll and benefits	349,054	4,505,592
Occupancy and supplies	79,052	947,248
Professional fees & services	1,955,130	59,076,426
Other expenses	149,279	2,011,517

Total operating expenses	2,532,514	66,540,783
Change in reserve for costs to operate trust	11,637,523	(14,512,931)
Litigation expenses	709,137	5,487,886
Added / (Reduced) Expense	14,879,174	57,515,738

Changes in Market Value
Litigation proceeds	27,944,114	27,944,114
Income tax receivable	-	-
Other	-	-
Total changes in market value	27,944,114	27,944,114

Other items
Allowed Claims	-	(51,961,601)
Disbursement to Liquidating Trust Interests - cash	-	(692,103,364)
Disbursement to Liquidating Trust Interests - runoff notes	-	(106,627,732)
Other disbursements	-	(381,080)

Total changes in Net Assets	13,323,941	(777,770,792)

Net assets, ending	200,038,237	$200,038,237

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012 or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid Claims against or Equity Interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of December 31, 2014 is reported on the “Rollforward of Liquidating Trust Interests.”

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to future distributions from or by the Trust in accordance with the subordination provisions of the Plan.   If distributions from the Trust become available to creditors and Equity Interest holders who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims who have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims.   Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with AICPA Statement of Position 93-3 (“SOP 93-3”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in SOP 93-3 include:

●
Assets and liabilities should be reported at their net realizable values.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

●
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

●
The costs expected to consummate the liquidation should be recorded upfront.  On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust.  The actual and expected operating costs have increased over time.  As of December 31, 2013, management estimated total

____________________
1 On the balance sheet, the item titled “Estimated cost to operate the Trust” is herein referred to as “the Operating Reserve.”

expenses for the period from the Effective Date through March 19, 2015 (i.e. the date on which the Trust is to terminate in accordance with its terms), to be $77.8 million and recorded an Operating Reserve of $28.8 million. During the twelve months ending December 31, 2014, the Trust incurred operating expenses of $17.5 million reducing the Operating Reserve, before adjustment, to $11.3 million.

●
As part of the annual budgeting process (and consistent with its prior practice), management has reevaluated the ongoing operations of the Trust, including costs and expenses to litigate the Trust’s objections to remaining disputed claims, including the employee claims litigation (as discussed in Note 9) and to monetize the Trust’s remaining assets.  As a result of such reevaluation, management currently expects that such costs will exceed the current Operating Reserve, before adjustment.  Based on current conditions, management estimates total expenses for the remainder of the Trust through March 19, 2018 to be approximately $25.5 million.  Therefore, management has recorded an increase of $14.2 million to the Trust’s Operating Reserve for the quarter ending December 31, 2014.  The Trust currently estimates total costs from the Effective Date through the end of the Trust to be $92.0 million.

The Trust does not have predictable revenue-generating operations; therefore, in an effort to ensure that the Trust has adequate funds on hand to fund the possible increase in operational costs associated with, among other things litigating employee claims to final resolution, and potentially replenishing (in whole or in part) the Reserve for Litigation (See Note 5), as of December 31, 2014, the Trust withheld $9.5 million from funds otherwise available for distribution.  After giving effect to this additional “hold-back,” total funds available for operational purposes totals approximately $35.0 million.

The Trust’s operating budget is subject to annual review and approval by the Trust’s Advisory Board.  The Trust Advisory Board currently is reviewing management’s assessment of the projected operating costs of the Trust.  As a result, such operating costs remain subject to adjustment.  Adjustments, if any, will be disclosed by the Trust in its Form 10-K to be filed later this year.

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Liquidating Trustee will make distributions on at least a quarterly basis, subject to certain exceptions.  No material cash has been generated since the last Distribution Date.  Therefore, while the next regularly scheduled Distribution Date is February 1, 2015, the Trust will not make a quarterly cash distribution to LTI holders on that date.

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.  The amounts retained are calculated as if each of the claims is an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to the reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

On December 23, 2014, the Bankruptcy Court approved a settlement of certain Disputed Claims.  On January 5, 2015, an appeal was filed in connection therewith.  (See Note 10).  Thus, the Trust has not recorded any changes to the Disputed Claims Reserve.  No other material activity related to Disputed Claims occurred during the quarter ending December 31, 2014.

On the Statement of Net Assets, as of December 31, 2014, DCR assets include cash of $107.5 million and $0.5 million of Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve.”

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to potentially pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it has not been determined whether and to what extent such funds will actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.  Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.

In connection with a distribution to LTI holders in November 2013, the Litigation Subcommittee authorized a release of $12 million from the Litigation Reserve to partially fund such distribution.  In accordance with the terms of the Liquidating Trust Agreement, as recently amended, the Litigation Subcommittee may require, subject to applicable conditions, that the Trust replenish the Litigation Reserve by up to $12 million, on an-as needed basis, from unrestricted funds currently held by the Trust, or as funds become available in the future.

As of December 31, 2014, $5.2 million had been paid to professionals representing the Trust in connection with pending and potential investigations, litigations and claims, and total costs incurred in connection with the foregoing were $5.5 million.  Therefore, on December 31, 2014, the Litigation Reserve had an available balance of $2.5 million.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future WMI net tax refunds on a 20% / 80% pro rata basis, respectively.  There are numerous litigations and refunds remaining at the Federal and State tax levels.  Total net refunds remaining are estimated to be between $150 and $400 million, of which the Trust would receive between $30 and $80 million.  An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement.  Taking into account the refunds previously received, a balance of $51.3 million represents management’s estimate of the net tax refunds remaining.

There remains approximately $34 million in potential refunds due to the WMI Group from California relating to tax years of HF Ahmanson and Subsidiaries, a predecessor group of corporations.  The final amount of refunds and the timing of payment is dependent on the outcome of the Trust’s current litigation with the Internal Revenue Service (“IRS”) seeking refunds relating to the IRS acceleration of the recognition of income into 1995 discussed below.   If the Trust prevails in the litigation with the IRS on this matter, the Trust will receive approximately $6.8 million, in accordance with the tax refund allocations set forth in the GSA.  If the IRS prevails in this litigation, the Trust should receive approximately $2.0 to $2.4 million.

WMI initiated a suit in the U.S. District Court of Western Washington at Seattle (“District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years.  In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an IRS audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the Court of Claims action, the IRS and the WMI Group have reached a settlement in principle with the IRS with respect to the portion of the Court of Claims action dealing with the acceleration of recognition of certain income into the 1995 tax year.  The Trust filed its motion for approval of the settlement by the Bankruptcy Court on April 23, 2014.  Such motion was approved by the Bankruptcy Court on May 31, 2014.  This settlement is subject to review by the US Department of Justice and the Congressional Joint Committee on Taxation.  If approved by all parties, the WMI Group would be entitled to a net tax refund of approximately $42.9 million plus interest and return of penalties, if any.  The Trust is entitled to 20% of this refund pursuant to the GSA.  It is anticipated that the remaining Court of Claims actions will be tried during the 2015 calendar year.

In the District Court action, the court initially ruled against WMI on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets.  The U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the case back to the District Court to make a determination of tax basis and the corresponding amount of tax refunds.  A trial to determine the amount of tax basis was held in December 2012.  On February 10, 2014 the District Court issued its opinion dismissing WMI’s claim for refund.  In its ruling, the District Court held that WMI failed to carry its burden of proof as to the amount of the deduction being claimed.  In addition, the District Court found that Home Savings (a predecessor bank to Washington Mutual Bank) did not permanently abandon its right to operate in Missouri in 1993.  On April 8, 2014, the WMI Group filed notice that it is appealing this decision to the United States Court of Appeals for the Ninth Circuit.  The parties have completed briefing the matter.  A hearing date has not been scheduled.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., (“WMMRC”) which is a wholly-owned subsidiary of Reorganized WMI.

On December 1, 2014, Reorganized WMI paid interest on the First Lien Runoff Notes.  In addition, Reorganized WMI elected to make a payment-in-kind interest payment on the Second Lien Runoff Notes.  As of December 31, 2014, The Trust owned $212,000 of Runoff Notes (including paid-in-kind interest and interest receivable) at face amount for the benefit of all LTI holders.  In addition, the Trust (through the DCR) holds $466,000 of Runoff Notes (including paid-in-kind interest and interest receivable) on behalf of disputed claim holders.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of the Disputed Equity Escrow (other than taxes) are borne by the Trust.  As of December 31, 2014, there were approximately 2.9 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

On December 23, 2014, the Bankruptcy Court approved a settlement of certain Disputed Claims that would allow a distribution from the Disputed Equity Escrow.  On January 5, 2015, an appeal was filed in connection therewith.  (See Note 10.)  Thus, no shares have been released from the Disputed Equity Escrow during the quarter ending December 31, 2014.

Note 9:  Employee Related Claims

As of December 31, 2014, the Trust held $64.0 million of cash and $0.3 million of Runoff Notes in reserve on account of the Employee Claims, with the aggregate remaining amount of those claims totaling approximately $60.3 million after the application of the Section 502(b)(7) Cap (as defined below).

As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims.  Since then, the Federal Deposit Insurance Corporation (“FDIC”) and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013 (the “Application”).  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Bankruptcy Court.  On April 22, 2014, the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  By letter dated October 15, 2014, the FDIC denied the Application in its entirety (the “Final FDIC Determination”).  Subsequent thereto, several of the claimants have notified the Trust of their termination of their respective stipulations. As of December 31, 2014, of the thirty-two (32) claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process: (1) one has been paid due to the de minimis amount of such settlement; (2) one has withdrawn his claim; (3) one claimant was added to the Application in light of a subsequent settlement; (4) upon discussion with the FDIC, one claimant was paid and consequently withdrawn from the Application; and (5) several claimants have notified the Trust of their termination of their respective stipulations.

In accordance with the order entered by the Bankruptcy Court, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) against the FDIC, FRB and certain employee claimants (the “Individual Defendants”) seeking certain declaratory relief regarding the applicability of the golden parachute regulations and automatic termination regulations to the employee related claims (the “Declaratory Judgment Action”).  On November 5, 2013, the Trust filed an amended complaint (the “Amended Complaint”).  Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014 and several defendants filed motions to dismiss and/or to transfer venue of the proceeding.  The Trust filed its responses to such motions on March 6, 2014.  On July 3, 2014, United States District Court Judge Richard A. Jones, the presiding judge in the Declaratory Judgment Action, issued a decision and order granting certain defendants’ motion to transfer venue from the Washington District Court to the Bankruptcy Court (the “Decision Order”).  Additionally, the Decision and Order terminated all other motions pending before the Washington District Court.  On July 30, 2014, the FDIC filed a motion to withdraw the reference of the Declaratory Judgment Action to the Bankruptcy Court and a motion seeking a determination of whether the Declaratory Judgment Action was core or non-core (the “FDIC Determination Motion”).  On August 22, 2014, certain of the employee claimants and the Trust entered into a stipulation with the FDIC and FRB agreeing that the reference of the Declaratory Judgment Action to the Bankruptcy Court should be withdrawn and that, upon such reference withdrawal, the FDIC’s Determination Motion should be deemed withdrawn as moot.  An order with respect to such stipulation remains pending.  Subsequently, and because the Washington District Court had terminated previously-filed motions without a ruling, the FDIC and the FRB each filed a motion to dismiss the Amended Complaint for, inter alia, failure to state a claim and lack of subject matter jurisdiction.  Additionally, several Individual Defendants also filed and/or joined two (2) separate motions to dismiss the Amended Complaint for, inter alia, failure to state a claim.  The Trust has opposed each of these motions to dismiss.  As of December 5, 2014, all four (4) motions to dismiss have been fully briefed.

As noted above, on October 15, 2014, the FDIC rendered the Final FDIC Determination denying the Application.  On October 29, 2014, the Trust commenced an action against the FDIC, in its corporate capacity, pursuant to the Administrative Procedure Act and the Declaratory Judgment Act in the United States District Court for the District of Columbia (the “APA Action”), seeking, inter alia, judicial review of the Final FDIC Determination in which the FDIC declined to exercise its discretion and thereby denied the Trust the required regulatory approval to make payments pursuant to the settlements to certain employee claimants.  The Trust asserts that, while the Trust is subject to the “golden parachute” regulations, the Final FDIC Determination did not sufficiently consider and weigh the Application pursuant to the so-called “permissibility exception.”  In the APA Action, the Trust submits that, among other things, due consideration of the relevant factors enumerated in the “permissibility exception,” warrants permitting the payments contemplated by the settlement agreements.  On December 22, 2014, the FDIC filed its answer to the complaint in the APA Action.  A scheduling order with respect to the APA Action has yet to be entered.

On November 6, 2014, the FDIC moved to stay the Declaratory Judgment Action pending resolution of the APA Action (the “Stay Motion”).  The Trust and the FRB have filed responses in support of the Stay Motion, and several of the Individual Defendants have filed oppositions thereto.  On December 4, 2014, the FDIC filed a reply in support of the Stay Motion, and, as of that date, the Stay Motion has been fully briefed.

On January 6, 2015, the Trust and counsel to certain employee claimants agreed to amend existing scheduling orders to provide that all outstanding discovery deadlines would be adjourned by an additional by six (6) months, with the “change in control” hearing to be held in February 2016.  As of the date hereof, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories, has reviewed over 850,000 documents from approximately 120 custodians, and has produced more than 84,000 documents.

Note 10:  Director and Officer Downstream Litigation

On October 14, 2014, the Trust commenced two actions against certain directors and officers of WMI and WMB, as applicable, (the “D&O Defendants”): (i) one action in the King County Superior Court of the State of Washington (the “Washington D&O Litigation”) and (ii) an adversary proceeding in the Bankruptcy Court (the “D&O Adversary Proceeding” and, collectively, the “D&O Litigations”).  In the Washington D&O Litigation, the Trust seeks at least $500 million in damages and costs and reasonable attorneys’ fees, asserting, among other things, that the D&O Defendants breached their fiduciary duties of loyalty, care and good faith to WMI by implementing, approving or acquiescing in the transfer of $500 million from WMI to WMB on September 10, 2008 (the “September Downstream”) and that the September Downstream was a waste of WMI’s corporate assets.  In the D&O Adversary Proceeding, the Trust seeks to, among other things, disallow the D&O Defendants’ proofs of claim against the Debtors’ estates in the above-captioned chapter 11 cases for indemnification, advancement, contribution, and/or reimbursement allegedly arising from their employment with WMI.  The Trust asserts that the indemnification sought does not extend to any of the D&O Defendants because they breached their fiduciary duties, which excuses any obligation to provide the D&O Defendants indemnification, advancement, contribution, and/or reimbursement and under WMIs organizational documents and under other applicable Washington law.  Moreover, the Trust asserts that, to the extent such claims are allowed, the D&O Defendants’ proofs of claim should be subordinated under section 510(c) of the Bankruptcy Code to all other claims against the Debtors’ estates as a result of the Defendants’ inequitable conduct, as described in the D&O Litigations.

On December 1, 2014, the Trust filed a motion (the “D&O Approval Motion”) seeking Bankruptcy Court approval of a settlement agreement between the Trust, certain of the D&O Defendants, and certain insurers under WMI’s director and officer liability insurance policies for 2007-2008 and 2008-2009 (the “Insurers”) resolving, among other things, the D&O Litigations (the “D&O Settlement Agreement”).   The D&O Settlement Agreement provides for the affirmative recovery by the Trust from the Insurers of approximately $37 million and, perhaps as importantly, the release of reserves held on behalf of disputed claims in the aggregate amount of approximately $25.0 million, the release of the obligation to reserve funds in an amount equal to an Allowed Claim of $4.2 million and the release of Reorganized WMI shares from the Disputed Equity Escrow.

On December 15, 2014, four former officers who were not party to the D&O Settlement Agreement (the “Non-Settling Officers”) filed an objection to the D&O Approval Motion, alleging, among other things, that (i) the D&O Settlement Agreement was entered into by the 2007-2008 Insurers in bad faith because the payments thereunder would deplete their respective policies and because the Insurers entered into the D&O Settlement Agreement without the officers’ consent and (ii) the D&O Settlement Agreement should not be approved because it contains nonconsensual third-party releases of and an injunction and bar order against any present or future claims by the officers against the 2007-2008 Insurers.  On December 18, 2014, the Trust filed its reply in support of the D&O Approval Motion, asserting, among other things, that (i) the D&O Settlement Agreement is fair, equitable and in the best interests of the estate; (ii) the D&O Settlement Agreement was entered into in good faith by all of the parties; and (iii) the third-party releases, injunction and bar order are necessary and appropriate under the circumstances.  At a hearing held on December 23, 2014, the Bankruptcy Court granted the Approval Motion in its entirety, determined that the Insurers had acted in good faith and subsequently entered an order authorizing the consummation of the transactions contemplated by the D&O Settlement Agreement.  On January 5, 2015, the Non-Settling Officers appealed the Bankruptcy Court’s order granting the D&O Settlement Agreement.  As of the date hereof, the D&O Settlement Agreement has not been consummated.

On December 16, 2014, the Trust filed a motion with the Bankruptcy Court, requesting a stay on all proceedings in the D&O Adversary Proceeding until the earlier of (i) a final resolution with respect to the D&O Approval Motion and (ii) February 28, 2015.  The Bankruptcy Court approved the stay motion on January 7, 2015.  On January 21, 2015, the Trust filed with the King County Superior Court of the State of Washington a similar motion to stay all proceedings with respect to the Washington D&O Litigation for an initial period of six (6) months, in order to allow for a resolution with respect to the D&O Approval Motion.  The Washington court has scheduled a hearing on the stay motion for January 30, 2015.

Note 11:  Director and Officer Downstream Litigation Asset

 As noted in Note 10, the Bankruptcy Court granted the Trust’s D&O Approval Motion on December 23, 2014 and the objecting parties have appealed the decision.  Nevertheless, liquidation basis accounting necessitates that the Trust report its assets and liabilities at their net realizable value.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

As set forth in the Plan, to the extent any electing creditor of the Debtors received common stock of Reorganized WMI pursuant to a Reorganized Common Stock Election (as defined in the Plan), such creditor’s share of the Runoff Notes to which the election was effective (i.e., one dollar ($1.00) of original principal amount of Runoff Notes for each share of common stock of Reorganized WMI) were not issued.  As a result, each creditor making such an election conveyed, and Reorganized WMI retained an economic interest in, the Litigation Proceeds (and such proceeds do not constitute part of the Liquidating Trust Assets) equal to, fifty percent (50%) of the Litigation Proceeds such creditor (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election was effective) otherwise would have received.  However, each creditor’s LTIs would be reduced by the Litigation Proceeds it would have received had it not been retained by Reorganized WMI.  “Litigation Proceeds” is defined in the Plan, in relevant part, as the recoveries, net of related legal fees and other expenses, of the Trust on account of causes of action against third parties.  Based on a recovery of $37 million from the D&O insurers prior to Tranche 4 being paid in full, Reorganized WMI would retain approximately $9 million and the Trust would receive $28 million.  After distribution to LTI holders, total LTIs would be reduced by $37.0 million.  If the $37 million were to become subject to any offsets or reductions, or if the funds were received after Tranche 4 was paid in full, the Trust would re-calculate the amount to which Reorganized WMI is entitled.

As previously stated, the valuation of assets requires management to make difficult estimates and judgments with respect to such valuations.   Management has engaged an independent valuation firm to make valuation estimates for select assets.  Considering certain risks associated with the objecting claimants’ pending appeal, such independent valuation firm has estimated a valuation range of between $34 and $37 million (or between $26 and $28 million after giving effect to the amount that is payable to Reorganized WMI, as described above).   Nevertheless, the Trust believes the aforementioned risks are remote and, on that basis, has recorded an asset of $28 million as the net realizable value for the amount to be received from the D&O insurers.  Estimates necessarily require assumptions and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from the liquidation of assets and liabilities may likely be different than reported.

WMI Liquidating Trust
December 2014 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 10/01/14	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending -- 12/31/14	12/31/14 - 02/01/15 Accretion	Projected 02/01/15 Distribution	Projected Ending Balance

PIERS (Tranche 4)	$97,430,416	$475,424	$-	$-	$-	$-	$97,905,840	$165,908	$-	$98,071,748

Remaining Postpetition Interest Claim (Tranche 4) (2)	25,272,892	123,322	-	-	-	-	25,396,215	43,036	-	25,439,250

General Unsecured Claims
Class 12	1,262,562	6,161	-	-	-	-	1,268,723	2,150	-	1,270,873
Class 21	139,055	679	-	-	-	-	139,733	237	-	139,970
Allowed General Unsecured Claims (Tranches 2-4)	1,401,617	6,839	-	-	-	-	1,408,456	2,387	-	1,410,843

LTI balances -- Current LTI holders	124,104,925	605,586	-	-	-	-	124,710,511	211,330	-	124,921,842

Disputed Claims
PIERS (Tranche 4)	-	-	-	-	-	-	-	-	-	-
Remaining Postpetition Interest Claim (Tranche 4) (3)	-	-	-	-	-	-	-	-	-	-
Disputed Claims (Tranches 2-4) - Class 12	1,857,218	9,063	-	-	-	-	1,866,281	3,163	-	1,869,444
Disputed Claims (Tranches 2-4) - Class 21	-	-	-	-	-	-	-	-	-	-
LTI balances -- Disputed Claims	1,857,218	9,063	-	-	-	-	1,866,281	3,163	-	1,869,444

TOTAL LTI Balances	$125,962,143	$614,648	$-	$-	$-	$-	$126,576,792	$214,493	$-	$126,791,285

NOTES

* Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 02/01/15.

1)
Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests.  Additional LTIs will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.

2)	A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the
Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of December 31, 2014

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $126,576,792	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	20.1%
		General Unsecured Claims	2.6%
		PIERS CUSIPs	77.3%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
December 2014 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (1)	LTI (2)

Beginning Balance - 09/30/2014	107,907,764	1,857,218

Post-effective Accretion on LTI portion	-	9,063

Net Cash Interest Earned on Disputed Assets	8,544	-

Net interest Earned on DCR Runoff Notes	14,707	-

Cash Distribution to Disputed LTIs	-	-

Less: Allowed Claims	-	-

Less: Disallowed Claims	-	-

Ending Balance - 12/31/2014	107,931,015	1,866,281